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                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
NeoRx Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-60029, 33-64992, 33-63169, 333-05661, 333-00785 and 333-25161) on Form S-3
and in the registration statements (Nos. 33-43860, 33-46317, 33-87108 and 333-32583) on Form S-8 of NeoRx Corporation, of our report dated February 4, 2000, relating to the balance sheets of NeoRx Corporation as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of NeoRx Corporation.

KPMG LLP

Seattle, Washington
March 27, 2000